UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VENTAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 17, 2012

SUPPLEMENTAL INFORMATION REGARDING PROPOSAL 3:
ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

              At the 2012 Annual Meeting, stockholders of Ventas, Inc. ("Ventas," "we" or "us") will vote on a proposal to approve, on an advisory basis, our executive compensation (Proposal 3), commonly known as "say on pay." Our Board of Directors unanimously recommends that you vote "FOR" the say on pay proposal.

              Two proxy advisory firms have recently issued voting recommendations with respect to our say on pay proposal. We are pleased to announce that Glass Lewis & Co. has recommended that its clients vote "for" this proposal. ISS Proxy Advisory Services ("ISS"), by contrast, has recommended that its clients vote "against" the say on pay proposal, despite (a) reporting a "low" level of concern (the best possible rating) with respect to our compensation practices (page 3 of the ISS report) and (b) using its own quantitative pay-for-performance analyses to demonstrate pay-for-performance alignment (graph on page 4 of the ISS report).

              We disagree with the ISS recommendation and believe the following:

  •
  Our compensation programs support our pay-for-performance philosophy, such that the interests of our executives, including our Chief Executive Officer, are closely aligned with the interests of our stockholders.

  •
  Our compensation programs create an achievement-oriented environment that provides our executives with the opportunity to earn market-competitive levels of cash and equity compensation, but does not promote excessive risk-taking.

  •
  Our compensation programs are appropriately structured to attract and retain talented executives and reward superior long-term performance and contributions to stockholder value.

  •
  Our continued commitment to responsible compensation and corporate governance practices, including the removal of a modified single trigger and certain tax gross-up payments from our Chief Executive Officer's employment agreement in 2011 (discussed below), creates significant stockholder value.

              Our view is consistent with the three ISS quantitative pay-for-performance analyses (described in more detail below), each of which generated a "low" level of concern for our 2011 executive compensation and demonstrated alignment between pay and performance, the ISS "low concern" GRId rating of our compensation practices, which was the best possible rating, and the voting results of our 2011 say on pay proposal, which was approved with more than 97% support by stockholders. The ISS recommendation for 2012 appears to be based on reasoning that disregards the actual link between our pay and performance.

Our Performance

              2011 was a transformational year for Ventas, as we successfully integrated over $11 billion of acquisitions while improving our attractive cost of capital and strengthening our liquidity and balance sheet. But our exceptional financial and operational performance during 2011 does not adequately convey the story of our success. Our numerous accomplishments over the one-, three-, five- and ten-year periods ended December 31, 2011 include the following:

23.4% Compound annual TSR for ten years ended December 31, 2011 >$11 billion Acquisitions closed in 2011

•

Our total shareholder return ("TSR") exceeded the returns of the S&P 500® Index and MSCI US REIT (RMZ) Index in each of the one, three, five and ten years ended December 31, 2011, including our TSR of 721.3% for the ten-year period, which ranked us first among our 2011 compensation peer group.

•

We completed more than $11 billion in acquisitions that expanded our portfolio to 1,378 properties as of December 31, 2011 and provided additional diversification by asset class, tenant/operator/manager, geographic location, revenue source and business model.

•

Our equity market capitalization grew significantly, from less than $1 billion at December 31, 2001 to $16 billion at December 31, 2011.

Consistent Superior Compound Annual TSR	8% Compound annual growth rate in cash dividend since 2004 721.3% TSR for ten years ended December 31, 2011

6th Largest REIT by equity market capitalization 1,378 Properties in highly diversified portfolio

•

We continued to create value for our stockholders with an 8% year-over-year increase in our cash dividend in 2011 and an 8% compound annual increase in our cash dividend since 2004.

•

Our normalized FFO per diluted share increased 17%, from $2.88 per share in 2010 to $3.37 per share in 2011, notwithstanding a 46% increase in weighted average diluted shares outstanding.

•

At December 31, 2011, we had the sixth largest equity market capitalization and the ninth largest enterprise value among all REITs and we were the largest owner of seniors housing in the United States.

•

In 2011, our cash flow from operations grew 73% year-over-year.

•

We achieved ratings upgrades from each of Fitch Ratings, Moody's Investors Service and Standard & Poor's Ratings Services during the year ended December 31, 2011.

•

Our leadership team received numerous accolades, including Ms. Cafaro being named to the Institutional Investor "All-America Executive Team" for the second year in a row and one of the top 50 women in world business by Financial Times, and our Investor Relations being named "Best Investor Relations" by Institutional Investor.

Review of Chief Executive Officer Compensation and Special One-Time Equity Incentive Award

              In both our 2011 and 2012 proxy statements, we provided detailed descriptions of the terms of our employment agreements with the named executive officers, including our Chief Executive Officer, Debra A. Cafaro. Ms. Cafaro has been our Chief Executive Officer since March 1999. In March 2011, the independent members of our Board reviewed Ms. Cafaro's compensation in light of our significant growth and her strong leadership, contributions to our superior performance and continuing value to our company and determined to rebalance her target mix of pay elements to better align with competitive market practice. As a result of this review, which was undertaken with the assistance of a nationally recognized independent compensation consultant, the independent members of our Board approved an increase in Ms. Cafaro's base salary, offset by downward adjustments in her target annual cash incentive and long-term incentive award opportunities. With these changes, the independent members of our Board believed that Ms. Cafaro's compensation structure was appropriately balanced between cash and equity compensation and between fixed and performance-based compensation to support our pay-for-performance philosophy, while keeping Ms. Cafaro's target total direct compensation substantially equivalent to the prior year.

              In connection with their review of Ms. Cafaro's compensation, the independent members of our Board also continued their commitment to responsible compensation and corporate governance practices by amending Ms. Cafaro's employment agreement to reflect compensation practices more favorable to us and our stockholders. In particular, the amendment eliminated (1) a provision that provided for payment of severance benefits if Ms. Cafaro were to terminate employment with us without Good Reason (as defined in Ms. Cafaro's employment agreement) within the 30-day period commencing one year after a change of control (a so-called "modified single trigger") and (2) certain tax gross-up payments with respect to severance and certain other benefits in connection with a change of control.

2

              On March 22, 2011, Ms. Cafaro received a special one-time equity incentive award of $8,000,000 in shares of our restricted stock, subject to vesting over a five-year period beginning on the first anniversary of the grant date, in consideration of many factors, including:

  •
  Recognition of her superior performance and contributions to our long-term success;

  •
  Support for her continued retention; and

  •
  Elimination of the change of control "modified single trigger" and change of control tax gross-up payments from her employment agreement.

ISS Proxy Analysis

              ISS has recommended that its clients vote "against" our say on pay proposal because of the special equity incentive award granted to Ms. Cafaro in 2011, as well as the increase in Ms. Cafaro's 2011 base salary. Notably, ISS does not contend that Ms. Cafaro's 2011 compensation was misaligned with our performance. Rather, each of ISS's quantitative pay-for-performance analyses, which are based on one-, three- and five-year executive compensation and TSR, generated a "low" level of concern (the best possible rating) for our 2011 executive compensation, demonstrating a strong link between our executive pay and company performance. We agree with these findings. However, despite the results of ISS's pay-for-performance analyses, ISS concluded that the 2011 special equity incentive award "calls into question the company's commitment to a pay-for-performance philosophy." We believe this conclusion is arbitrary and against the weight of objective evidence. Accordingly, for the reasons specified below and the more detailed discussion contained in our 2012 proxy statement, we recommend that stockholders place little, if any, significance on ISS's contradictory recommendation and vote "FOR" the approval, on an advisory basis, of our executive compensation.

              Our executive compensation program is heavily performance-based and promotes a compensation mix that emphasizes variable pay and long-term value. In 2011, 83% of our Chief Executive Officer's target total direct compensation and an average of 78% of our other named executive officers' target total direct compensation was incentive compensation linked to goals established by our Executive Compensation Committee (the "Compensation Committee") and the independent members of our Board to measure executive officer performance and contributions to stockholder value. Our emphasis on variable, incentive-based compensation achieves multiple objectives:

  •
  It creates greater alignment with the interests of our stockholders by utilizing a variety of performance metrics across corporate, financial, and individual goals, including examining performance both on an absolute and relative basis and over various periods.

  •
  It ensures that risk is managed by our executives in a manner that focuses on the creation of long-term value rather than only short-term results.

  •
  It diminishes the probability of excessive risk-taking.

              The three ISS quantitative pay-for-performance analyses reinforce our pay-for-performance philosophy, as each test generated the lowest level of concern on ISS's rating scale for our 2011 executive compensation, even including the special equity incentive award granted to Ms. Cafaro in 2011 and fully reflected in the "Summary Compensation Table" in our 2012 proxy statement.1 In light of its own findings, we challenge ISS's belief that the special equity incentive award may jeopardize the link between our pay and performance. The ISS recommendation appears to be premised on this award's potential impact on our future performance, not on its link to our actual demonstrated performance. The ISS report itself (page 1) presents clearly the superior performance we have demonstrated over the one-, three- and five-year periods ended December 31, 2011 relative to both the GICS 4040 group and the S&P 500® Index:

	Compound Annual TSR

	1-Year	3-Year	5-Year
Ventas	9.68%	24.05%	10.73%

GICS 4040	0.44%	19.68%	-3.41%

S&P 500	2.11%	14.11%	-0.25%

We note that our executive compensation achieved the best possible rating from the ISS quantitative pay-for-performance analyses notwithstanding ISS's inclusion in our peer group of a company (Chimera Investment Corporation) that has no direct employees and reported executive compensation of $0 in its most recently filed proxy statement.

3

However, ISS failed to reference this superior performance in the discussion of its recommendation with respect to our advisory vote on executive compensation.

              The ISS report also failed to consider the context in which our compensation decisions were made. As support for its recommendation, ISS noted the 26% increase in Ms. Cafaro's base salary and our 2011 benchmarking of certain elements of Ms. Cafaro's compensation to the 65th percentile of the peer group we used for 2011 compensation purposes (as disclosed in our 2012 proxy statement). However, these observations ignored the fact that our size and performance were well above the size and performance of not only our 2011 compensation peer group, but also the peer group used by ISS in its report. In 2011, we completed more than $11 billion in acquisitions, doubling our asset base and ending the year as the sixth largest REIT by equity market capitalization, the ninth largest REIT by enterprise value and the largest owner of seniors housing in the United States, and we had a pending agreement to acquire Cogdell Spencer Inc., making us the largest owner of medical office buildings in the United States. As a result, our relative positioning in our 2011 compensation peer group had risen to the 74th percentile with respect to enterprise value and the 77th percentile with respect to equity market capitalization. Putting aside our larger size, we also outperformed the S&P 500® Index and MSCI US REIT (RMZ) Index in each of the last one-, three-, five- and ten-year periods, generating 23.4% compound annual TSR for the ten years ended December 31, 2011. In addition, our TSR of more than 2,800% since January 2000 and our TSR of 721.3% for the ten-year period ended December 31, 2011 ranked us first among our 2011 compensation peer group, and our TSR for the five-, three- and one-year periods ended December 31, 2011 ranked us above the 90th percentile, the 65th percentile and the 55th percentile, respectively, of this peer group. Given our significant growth and our superior performance relative to our 2011 compensation peer group, we believe that the increase in Ms. Cafaro's 2011 base salary and our 2011 executive compensation structure, which targeted the variable, incentive-based elements of Ms. Cafaro's compensation at levels above the median of our 2011 compensation peer group, were appropriate and entirely consistent with a pay-for-performance philosophy.2

              Similar conclusions are borne out by reviewing the ISS peer group, for which ISS noted that Ms. Cafaro's 2011 compensation was above the median. The disparity between Ms. Cafaro's 2011 base salary of $915,000 and the ISS peer group median of $823,000 is consistent with the difference between our December 31, 2011 equity market capitalization of $16 billion and the ISS peer group median equity market capitalization of $12.5 billion, as well as the difference between our one-year TSR of 9.68% and the ISS peer group median TSR of 1.66%. Accordingly, Ms. Cafaro's 2011 compensation, when viewed in the context of our size and performance relative to the ISS peer group median, is not only reasonable, but firmly supports our pay-for-performance philosophy. Simply stated, ISS's recommendation ignored the results of its own quantitative analyses, our size, growth and performance relative to our peers, and the pay-for-performance rationale inherent in Ms. Cafaro's special one-time equity incentive award, including the strong retention benefits of its five-year vesting schedule. As a result, we believe that the ISS recommendation is inconsistent with ISS's own methodology and against the weight of objective evidence and stockholders should place little, if any, significance on it in making their voting decisions.

Conclusion

              In light of our strong performance, consistent superior value delivered to shareholders and alignment between executive pay and company performance, we ask you to vote "FOR" the approval of the say on pay proposal, as recommended by our Board of Directors in our 2012 proxy statement. We encourage you to read our 2012 proxy statement for additional information regarding the matters to be considered at the 2012 Annual Meeting. If you have any questions, please direct them to Kristen M. Benson, Vice President, Associate General Counsel and Corporate Secretary, at (877) 483-6827.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION.

For 2012 compensation purposes, we have adjusted the composition of our peer group to position us closer to the median and have adopted a median benchmarking structure for all elements of pay.